SMART GLASS COMPANY RESEARCH FRONTIERS
RAISES $1.75 MILLION IN NEW CAPITAL

Woodbury, New York – August 2, 2012. Research Frontiers Inc. (NASDAQ: REFR) announced that it has raised $1.75 million in new equity capital from a group of accredited investors. The investors received 589,227 shares of Research Frontiers common stock at a price of $2.97 per share, which was the closing market price of Research Frontiers stock on July 30, 2012, the day the transaction was priced. In addition, the investors in this stock offering received 117,846 five-year warrants to purchase Research Frontiers common stock at a price of $4.45 per share. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC.

Joseph M. Harary, President and CEO of Research Frontiers noted: "We chose to offer a limited number of shares at this time to give us additional resources to continue our success and help continue to grow the automotive, aircraft, marine and architectural markets for our SPD-Smart technology. I was particularly pleased that our friends and family offering was so warmly received, and that it garnered increased support and participation from highly prominent members of the high-end architectural design community."

Research Frontiers Inc. will be filing its Quarterly Report on Form 10-Q reporting operating results for the first half of 2012 next week, and will be hosting a conference call at 4:30 p.m. Eastern Time on Thursday, August 9, 2012, to discuss these results. Investors may ask questions during this conference call and are encouraged to submit them via email beforehand to Questions@SmartGlass.com. Call-in information for parties interested in participating in this conference call will be provided next week, and a replay will be available on Research Frontiers website.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having invested over $84 million to date to develop its technology, the Company has been granted 288 patents for its SPD technology and has pending patent applications that, if granted, would add approximately 250 additional patents. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

CONTACT:
Seth L. Van Voorhees
Chief Financial Officer
Research Frontiers Inc.
+1-516-364-1902
IR@SmartGlass.com